Exhibit 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. BOARD ELECTS
SUMMERFIELD K. "SKEETER" JOHNSTON, III AS A DIRECTOR

ATLANTA, December 14, 2004 - Coca-Cola Enterprises today announced the company's board of directors has elected Summerfield K. "Skeeter" Johnston, III as a director, filling the vacancy created by the resignation of his father, Summerfield K. Johnston, Jr., which was effective December 12.

Mr. Johnston, 50, joins the board with more than 27 years experience with the Coca-Cola system. He has served in various managerial positions throughout his career with both the Johnston Bottling Group, Inc., and Coca-Cola Enterprises "CCE". Most recently, he served as executive vice president of strategic planning for CCE from January 2000 through February 2004. A graduate of Eckerd College, he is a member of the board of directors of The Krystal Company, MetalTek International, Inc., and eSkye Solutions, Inc.

"This change in our board creates truly mixed emotions, since we are losing, in Summerfield K. Johnston, Jr., one of the great leaders and innovators in the history of Coca-Cola bottling," said Lowry F. Kline, chairman of the board. "Throughout the past 35 years, his ideas and management abilities have helped revolutionize the way bottlers approach the marketplace and have significantly improved the dynamics of the bottling business.

 "At the same time, we are gaining the opportunity to benefit from Skeeter's tremendous knowledge and insight into our company," Mr. Kline said. "His experience, his ideas, and his leadership will strengthen the board's ability to provide the oversight needed to grow the value of our business for our shareowners. He will be an excellent addition to our board."

Mr. Johnston will serve the remaining portion of Mr. Summerfield Johnston's term, which expires in April of next year. The company expects that he will be nominated for a full term at that time. The Johnston family represents the company's single largest individual share holdings, with seven percent ownership of the company's outstanding common shares.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

# # #